Phillips 66 Partners Reports Fourth-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
Fourth-Quarter 2017 Earnings

Highlights

Fourth Quarter

•	Reported earnings of $162 million; adjusted EBITDA of $254 million

•	Increased quarterly distribution 5 percent to $0.678 per common unit

•	Completed acquisition of Merey Sweeny, L.P. and 25 percent interest in the Bakken Pipeline in $2.4 billion transaction

Full-Year 2017

•	Reported earnings of $461 million; adjusted EBITDA of $754 million

•	Increased distributions per common unit by 22 percent

•	Raised $1.9 billion from equity and debt offerings

HOUSTON, Feb. 2, 2018 – Phillips 66 Partners LP (NYSE: PSXP) announces fourth-quarter 2017 earnings of $162 million, or $0.83 per diluted common unit. Cash from operations was $238 million, and distributable cash flow was $172 million. Adjusted EBITDA was $254 million in the fourth quarter, compared with $171 million in the third quarter.

“During the quarter, we operated well and completed our largest transaction to date, increasing earnings by more than 60 percent,” said Greg Garland, Phillips 66 Partners’ chairman and CEO. “We are nearing our $1.1 billion year-end 2018 run-rate EBITDA target and remain on track to deliver 30 percent five-year distribution CAGR. We continue to operate from a strong financial position, which enables us to fund our 2018 growth plans without accessing the equity markets beyond selective use of our ATM program.”

On Jan. 17, 2018, the general partner’s board of directors declared a fourth-quarter 2017 cash distribution of $0.678 per common unit, a 5 percent increase over the previous quarter distribution of $0.646 per common unit. The Partnership has increased its distribution per common unit every quarter since its initial public offering in July 2013.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Financial Results

Phillips 66 Partners’ earnings for the fourth quarter of 2017 were $162 million, compared with $99 million in the third quarter. The increase was primarily due to the October 2017 acquisition of Merey Sweeny, L.P. and a 25 percent interest in the Bakken Pipeline, as well as increased volumes on other assets.

Liquidity, Capital Expenditures and Investments

As of Dec. 31, 2017, total debt outstanding was $2.9 billion. The Partnership had $185 million in cash and cash equivalents and no outstanding balance under its $750 million revolving credit facility.

In October 2017, Phillips 66 Partners issued $650 million of senior notes and raised $1.05 billion in a private placement of preferred and common units. The majority of the proceeds were used to fund the cash portion of the October acquisition and to repay debt, with the remainder available for general partnership purposes.

The Partnership’s total capital spending for the quarter was $127 million, which included $21 million of maintenance capital. Expansion capital spending totaled $106 million, reflecting investments in the Sand Hills Pipeline, Bakken Pipeline and STACK joint venture projects, as well as spending to develop a new isomerization unit at the Phillips 66 Lake Charles Refinery.

Phillips 66 Partners’ 2018 capital budget of $595 million includes $510 million directed toward growth projects and $85 million for maintenance.

Strategic Update

The Partnership continues to progress its portfolio of growth projects.

Final approval has been received for construction of a new 25,000 barrels per day (BPD) isomerization unit at the Phillips 66 Lake Charles Refinery to increase production of higher octane gasoline blend components. The $200 million project will include a long-term agreement with Phillips 66 for processing services, including a minimum volume commitment, and is expected to be completed by the end of 2019.

The Sand Hills Pipeline joint venture has exceeded 300,000 BPD of throughput in the fourth quarter and is expected to reach 365,000 BPD of capacity this quarter. Further expansion of the line to 450,000 BPD is expected to be completed in the second half of 2018. Sand Hills transports NGLs from the Permian Basin to the Texas Gulf Coast. Phillips 66 Partners owns a one-third interest in this joint venture.

The STACK joint venture expansion project to loop the existing pipeline and to extend further into the STACK play was completed in the fourth quarter. The loop increased capacity by 150,000 BPD. The Partnership owns a 50 percent interest in the joint venture.

Permitting is complete and construction has begun on the Bayou Bridge Pipeline extension from Lake Charles, Louisiana, to St. James, Louisiana. The pipeline is currently operating from Nederland, Texas, to Lake Charles, and commercial operations on the extension are expected to begin in the second half of 2018. The Partnership owns a 40 percent interest in the joint venture.

The Sacagawea Pipeline joint venture is constructing a 24-mile raw natural gas pipeline system linking production in Mountrail County, North Dakota, to gathering and processing capacity in McKenzie County, North Dakota. The project is anticipated to be completed in the second half of 2018. Phillips 66 Partners owns a 49.5 percent interest in the joint venture.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Investor Webcast

Members of Phillips 66 Partners executive management will host a webcast today at 2 p.m. EST to discuss the Partnership’s fourth-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Jeff Dietert (investors) 832-765-2297 jeff.dietert@p66.com	Rosy Zuklic (investors) 832-765-2297 rosy.zuklic@p66.com	Dennis Nuss (media) 832-765-1850 dennis.h.nuss@p66.com

Phillips 66 Partners Reports Fourth-Quarter Earnings

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners (including our joint venture operations) are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport, fractionate, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” “distributable cash flow,” “run-rate EBITDA,” and “coverage ratio.” These are non-GAAP financial measures. EBITDA and adjusted EBITDA are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. Our coverage ratio is calculated as distributable cash flow divided by total cash distributions and is included to help indicate the Partnership’s ability to pay cash distributions from current earnings. The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. The GAAP financial measure most comparable to our coverage ratio is calculated as net cash provided by operating activities divided by total cash distributions. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Run-rate EBITDA is a forecast of future EBITDA, and is based on the Partnership’s projections of annual EBITDA inclusive of current assets and future potential acquisitions by the Partnership. Run-rate EBITDA is included to demonstrate management’s intention of future growth through acquisitions and organic projects. We are unable to present a reconciliation of run-rate EBITDA to net income, which is the nearest GAAP financial measure, because certain elements of net income, including interest, depreciation and taxes, were not used in the forecasts and are therefore not available. Together, these items generally result in run-rate EBITDA being significantly higher than net income. The disaggregation of capital spending between expansion/growth and maintenance is not a distinction recognized under GAAP. We provide such disaggregation because the Partnership will generally fund maintenance capital spending with cash from operating activities and fund expansion/growth capital spending with financing activities. We believe this is an important distinction in our liquidity profile.

References in the release to earnings and capital spending refer to net income and capital spending attributable to the Partnership, respectively. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q4 2017	Q3 2017*
Selected Income Statement Data
Total revenues and other income	$331	299
Net income	164	131
Net income attributable to the Partnership	162	99

Adjusted EBITDA	254	171
Distributable cash flow	172	136

Net Income Attributable to the Partnership Per Limited Partner Unit—Diluted (Dollars)
Common units	$0.83	0.51

Selected Balance Sheet Data
Cash and cash equivalents	$185	2
Equity investments	1,932	1,874
Total assets	5,334	5,046
Total debt	2,945	2,390
Equity held by public
Preferred unitholders	746	—
Common units	2,274	1,966
Equity held by Phillips 66
Common units	487	472
General partner	(1,345)	(662)
*Prior-period financial information has been retrospectively adjusted for acquisitions of businesses under common control.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Statement of Income
	Millions of Dollars
	Q4 2017	Q3 2017*
Revenues and Other Income
Operating revenues—related parties	$246	222
Operating revenues—third parties	8	11
Equity in earnings of affiliates	76	66
Other income	1	—
Total revenues and other income	331	299

Costs and Expenses
Operating and maintenance expenses	82	86
Depreciation	28	32
General and administrative expenses	17	17
Taxes other than income taxes	9	7
Interest and debt expense	29	24
Other expenses	—	1
Total costs and expenses	165	167
Income before income taxes	166	132
Income tax expense	2	1
Net income	164	131
Less: Net income attributable to Predecessors	2	32
Net income attributable to the Partnership	162	99
Less: Preferred unitholders' interest in net income attributable to the Partnership	9	—
Less: General partner’s interest in net income attributable to the Partnership	48	43
Limited partners’ interest in net income attributable to the Partnership	$105	56
*Prior-period financial information has been retrospectively adjusted for acquisitions of businesses under common control.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Selected Operating Data
	Thousands of Barrels Daily
	Q4 2017	Q3 2017
Pipeline, Terminal and Storage Volumes
Pipelines(1)
Pipeline throughput volumes
Wholly Owned Pipelines
Crude oil	989	1,015
Refined products and natural gas liquids	981	920
Total	1,970	1,935

Select Joint Venture Pipelines(2)
Natural gas liquids	452	387

Terminals
Terminal throughput and storage volumes(3)
Crude oil(4)	606	586
Refined products and natural gas liquids	905	828
Total	1,511	1,414
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Total pipeline system throughput volumes for the Sand Hills and Southern Hills pipelines (100 percent basis) per day for each period presented.
(3) Terminal throughput and storage volumes include leased capacity converted to a MBD-equivalent based on capacity divided by days in the period.
(4) Crude oil terminals include Bayway and Ferndale rail rack volumes.

	Dollars per Barrel
	Q4 2017	Q3 2017
Revenue
Average pipeline revenue*	$0.63	0.63
Average terminal and storage revenue	0.41	0.41
*Excludes equity affiliates.

Capital Expenditures and Investments
	Millions of Dollars
	Q4 2017	Q3 2017
Capital Expenditures and Investments
Expansion	$106	87
Maintenance	21	10
Total Partnership	127	97
Predecessors*	1	21
Total Consolidated	$128	118
*Prior-period financial information has been retrospectively adjusted for acquisitions of businesses under common control.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Cash Distributions
	Millions of Dollars
	Q4 2017	Q3 2017
Cash Distributions†
Common units—public	$36	34
Common units—Phillips 66	46	44
General partner—Phillips 66	47	43
Total	$129	121

Cash Distribution Per Common Unit (Dollars)	$0.678	0.646

Coverage Ratio*	1.33x	1.12x
†Cash distributions declared attributable to the indicated periods.
*Calculated as distributable cash flow divided by total cash distributions. Used to indicate the Partnership’s ability to pay cash distributions from current earnings. Net cash provided by operating activities divided by total cash distributions was 1.84x and 1.61x at Q4 2017 and Q3 2017 respectively.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income
	Millions of Dollars
	Q4 2017	Q3 2017*	2017	2016
Reconciliation to Net Income Attributable to the Partnership
Net income attributable to the Partnership	$162	99	461	301
Plus:
Net income attributable to Predecessors	2	32	63	107
Net income	164	131	524	408
Plus:
Depreciation	28	32	116	96
Net interest expense	29	24	99	52
Income tax expense	2	1	4	2
EBITDA	223	188	743	558
Proportional share of equity affiliates’ net interest, taxes and depreciation	29	13	66	45
Expenses indemnified or prefunded by Phillips 66	1	4	8	6
Transaction costs associated with acquisitions	1	2	4	4
EBITDA attributable to Predecessors	—	(36)	(67)	(142)
Adjusted EBITDA	254	171	754	471
Plus:
Deferred revenue impacts**†	(3)	1	6	11
Less:
Equity affiliate distributions less than proportional EBITDA	22	3	29	28
Maintenance capital expenditures†	19	10	50	22
Net interest expense	29	23	100	52
Preferred unit distributions	9	—	9	—
Distributable cash flow	$172	136	572	380
Adjusted EBITDA for all prior periods has been retrospectively adjusted to present our proportional share of equity affiliates’ EBITDA, rather than cash distributions received.
*Prior-period financial information has been retrospectively adjusted for acquisitions of businesses under common control.
**Difference between cash receipts and revenue recognition.
†Excludes MSLP capital reimbursements and turnaround impacts.

Phillips 66 Partners Reports Fourth-Quarter Earnings

Reconciliation of Distributable Cash Flow to Net Cash Provided by Operating Activities
	Millions of Dollars
	Q4 2017	Q3 2017*	2017	2016
Reconciliation to Net Cash Provided by Operating Activities
Net cash provided by operating activities	$238	195	724	492
Plus:
Net interest expense	29	24	99	52
Income tax expense	2	1	4	2
Changes in working capital	—	(19)	(30)	28
Adjustment to equity earnings for cash distributions received	1	(9)	1	(1)
Other	(47)	(4)	(55)	(15)
EBITDA	223	188	743	558
Proportional share of equity affiliates’ net interest, taxes and depreciation	29	13	66	45
Expenses indemnified or prefunded by Phillips 66	1	4	8	6
Transaction costs associated with acquisitions	1	2	4	4
EBITDA attributable to Predecessors	—	(36)	(67)	(142)
Adjusted EBITDA	254	171	754	471
Plus:
Deferred revenue impacts**†	(3)	1	6	11
Less:
Equity affiliate distributions less than proportional EBITDA	22	3	29	28
Maintenance capital expenditures†	19	10	50	22
Net interest expense	29	23	100	52
Preferred unit distributions	9	—	9	—
Distributable cash flow	$172	136	572	380
Adjusted EBITDA for all prior periods has been retrospectively adjusted to present our proportional share of equity affiliates’ EBITDA, rather than cash distributions received.
*Prior-period financial information has been retrospectively adjusted for acquisitions of businesses under common control.
**Difference between cash receipts and revenue recognition.
†Excludes MSLP capital reimbursements and turnaround impacts.